December 11, 2024

Re:    Offer of Employment
Dear David Hass:
I am pleased to outline in this letter (the “Offer Letter”) the terms and conditions on which you are being offered employment with Primo Brands Corporation (the “Company”).

This Offer Letter is in substitution for and in replacement of any terms and conditions of any employment agreements, whether written or oral, between you, the Company or any of its Affiliates (as defined below). This Offer Letter will not constitute an agreement until it has been fully executed by both parties. Please note that this Offer Letter does not contemplate a contract or promise of employment for any specific term; you will be an at-will employee at all times during your employment.
1.Position and Duties.
1.1Position. Subject to the terms and conditions hereof, you will be employed by the Company as its Chief Financial Officer, effective November 8, 2024 (the “Employment Date”). Your principal place of employment will be remotely from your home location in Winston Salem, North Carolina, subject to any necessary or appropriate business travel to other locations, including the Company’s headquarters as necessary. The term of employment under this Offer Letter will commence on the Employment Date and end upon termination by the Company or you in accordance with Section 4 below.
1.2Responsibilities.
1.2.1As the Company’s Chief Financial Officer, you will report to the Company’s Chief Executive Officer (“CEO”) and have such duties, responsibilities, and authority as may be assigned to you from time to time by the CEO (including, without limitation, duties, responsibilities, and authority on behalf of Affiliates of the Company).
1.2.2You agree to devote all your business time and attention to the business and affairs of the Company and its Affiliates (as defined in the Primo Brands Corporation Severance and Non-Competition Plan (the “Severance and Non-Competition Plan”), a copy of which is attached hereto) and to discharging the duties and responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations, (ii) serving on the boards of directors or trustees of other entities not engaged in any business competitive with the business of the Company or any of its Affiliates, provided that you shall have received approval for any such board service in advance from the CEO, (iii) engaging in charitable activities and community affairs, and (iv) managing your personal affairs, in each case, so long as these activities (A) do not individually or in the aggregate interfere with the performance of your duties and responsibilities to the Company or any of its Affiliates or (B) could not create a potential business or fiduciary conflict or adversely affect the business, reputation or goodwill of the Company or any of its Affiliates. You agree to observe and comply with the rules and policies of the
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Company as adopted by the Company from time to time, in each case as amended from time to time (each, a “Company Policy”).
2.Remuneration.
2.1Base Salary. Your annual base salary will initially be at the rate of US$550,000 per year (“Annual Base Salary”), paid on a bi-weekly basis (or such other basis as the Company may later adopt), prorated for any partial periods of employment based on the actual number of days in such period. Effective January 1, 2025, your Annual Base Salary will increase to a rate of US$625,000 per year, payable and prorated as set forth in the preceding sentence. Your performance will be evaluated at least annually, and any adjustment to the level of your Annual Base Salary will be determined as part of the regular annual review process.
2.2Bonus. Your 2024 bonus will be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) based on your 2024 performance targets at Primo Water Corporation. Effective January 1, 2025, you will be eligible to participate in the Company’s annual bonus plan and may earn a bonus based upon the achievement of specified Company and/or individual performance goals (the “Annual Bonus”). The amount of your annual target bonus for 2025 is 90% of your Annual Base Salary, subject to adjustment as determined by the Compensation Committee. The Compensation Committee will establish the performance targets and payout percentages under the bonus plan. Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other similarly-situated employees of the Company generally, subject to your continuous, active employment through the date of payment. Please note that the bonus plan is entirely discretionary, and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established.
2.3LTI Participation. You will receive a one-time long-term incentive (“LTI”) award comprised of 43,618 performance-based restricted share units (66%) and 22,470 time-based restricted share units (34%), as approved by the Compensation Committee. The time-based restricted share units are eligible to vest in three equal annual installments, subject to continued employment. The performance-based restricted share units are eligible to vest based upon the achievement of total shareholder return (“TSR”) relative to the S&P 400 index over a three-year period beginning on the first day of the Company’s 2025 fiscal year and ending on the last day of the Company’s 2027 fiscal year. The LTI award will otherwise be governed by the terms of the Company’s Equity Incentive Plan (as it may be amended from time to time, the “Equity Plan”) and your award agreement. You may be eligible to receive future LTI awards based on, among other things, your performance, subject to vesting and other conditions as determined by the Compensation Committee, in its sole discretion.
3.Benefits.
3.1Benefit Program. You will continue participating in the Company’s benefit programs generally available to other similarly-situated employees of the Company. Our benefit programs include the Company’s 401(k) plan, and health, dental, vision, disability, and life insurance benefits. Employee contributions are required for the benefit programs. Please note that the Company reserves in its absolute discretion the right to terminate or change any of the benefit programs that may be established.
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3.2ESPP. In addition, you may be eligible to participate in the Company’s Employee Share Purchase Plan (the “ESPP”), that is made available in the future to employees at the Company, subject to the terms, conditions and eligibility requirements of the ESPP.
3.3Vacation. You will be entitled to four (4) weeks’ vacation per calendar year, subject to the terms of the applicable Company Policy. All vacation periods require the approval of the CEO and will be taken at the reasonable and mutual convenience of the Company and you.
3.4Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the applicable Company Policies as in effect from time to time.
3.5Allowances. Under current Company Policies, you will be eligible to receive an annual vehicle allowance in the amount of US$13,500 and an annual cellphone allowance, which amounts shall be paid in accordance with the customary payroll practices of the Company and prorated during any partial year of employment.
3.6No Other Benefits. Other than benefits generally available to all full-time employees, you will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.
4.Separation.
4.1Termination. The Company may terminate your employment: (a) for Cause (as defined in the Severance and Non-Competition Plan) immediately upon notice; or (b) for any other reason or no reason, in all cases, upon ten (10) days’ notice to you. Your employment with the Company will terminate upon your death. You may resign your employment without Good Reason (as defined in the Severance and Non-Competition Plan) following thirty (30) days’ written notice to the Company of your intention to resign and you may resign with Good Reason as provided in the Severance and Non-Competition Plan.
4.2Involuntary Termination. Upon the Employment Date, you shall be entitled to the benefits of and be bound by the obligations under the Severance and Non-Competition Plan as a “Level  2 Employee” in the event your employment terminates as result of an Involuntary Termination.
4.3Resignation. If you are an officer of the Company or a director or an officer of a company affiliated or related to the Company at the time of your termination of employment for any reason or no reason, you will be deemed to have resigned all such positions, and you agree that upon such termination, you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.
4.4Return of Company Property. Upon any termination of your employment for any reason, you agree to immediately return all Company property, and that of its Affiliates, in your possession, custody, or control (e.g., Company-issued computer, telephone, badge, keys, equipment, vehicle, etc.). You expressly authorize the Company to deduct the value or replacement cost (whichever is less) of any unreturned Company and Affiliate property from your final paycheck or any outstanding payments owed to you (including, but not limited to, any severance or bonus payment, vacation pay, paycheck, etc.) to the maximum extent permitted by law.
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5.Conduct.
5.1Severance and Non-Competition Plan. You acknowledge and agree that you shall be bound by the restrictive covenants contained in the Severance and Non-Competition Plan during your employment with the Company and after the termination of your employment (regardless of the reason for such termination) as set forth in the Severance and Non-Competition Plan.
5.2Defend Trade Secrets Act Notice. You acknowledge that, by this Section, you have been notified in accordance with the United States Defend Trade Secrets Act of 2016 that, notwithstanding the foregoing:
5.2.1You will not be held criminally or civilly liable under any federal or state trade secret law or this Offer Letter for the disclosure of trade secrets that: (A) you make (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) you make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
5.2.2If you file a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secrets in the court proceeding if you (A) file any document containing trade secrets under seal and (B) do not disclose trade secrets, except pursuant to court order.
6.Section 409A.
6.1General. The intent of the parties is that the payments and benefits under this Offer Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be consistent with such intent. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. If the Company determines that any provision of this Offer Letter would cause you to incur any additional tax or interest under Section 409A, the Company may (but is not obligated to) take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.
6.2Separation from Service; Expense Reimbursement. Notwithstanding anything in this Offer Letter to the contrary, any compensation or benefits payable under this Offer Letter that is considered nonqualified deferred compensation under Section 409A and is designated under this Offer Letter as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). To the extent that any reimbursements under this Offer Letter are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31st of the year following the year in which the expense was incurred; provided, that you submit your reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for
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reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and your right to reimbursement under this Offer Letter will not be subject to liquidation or exchange for another benefit.
6.3Six-Month Delay. Notwithstanding anything to the contrary in this Offer Letter, no compensation or benefits payable under this Offer Letter shall be paid to you during the six-month period following your Separation from Service if the Company determines that paying such amounts at the time indicated in this Offer Letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.
7.General Provisions.
7.1Compensation Recovery Policy. You acknowledge and agree that any compensation or benefits provided for in this Offer Letter are subject to the terms of the applicable plans, including the Equity Plan, and if applicable, the terms of the Company’s Executive Incentive Compensation Recoupment Policy (as it may be amended and in effect from time to time, the “Recoupment Policy”). You agree that, in the event of any inconsistency between the Recoupment Policy and the terms of any employment or other agreement to which you are a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Recoupment Policy shall govern.
7.2Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, including the Severance and Non-Competition Plan, constitute and express the whole agreement of the parties hereto, with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment and supersedes any prior offer letters or severance arrangements offered by the Company or any of its Affiliates. All promises, representations, collateral agreements and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter; provided, however, that you reaffirm any post-separation obligations related to confidential or other protectable information that you have to the Company or any of its Affiliates or subsidiaries (including as to the protection and non-use of such information), assign the right to enforce such obligations to the Company, and acknowledge that going forward such obligations shall inure to the benefit of the Company and its Affiliates.
7.3Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.
7.4Assignment. This Offer Letter may be assigned by the Company to any of its Affiliates or any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void. This Offer Letter shall be binding upon and inure to the benefit of the Company, you and its and your respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. None of your rights or obligations may be assigned or transferred by you, other than your rights to payments hereunder, which may be
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transferred only by will or operation of law. Notwithstanding the foregoing, you shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive compensation hereunder following your death by giving written notice thereof to the Company.
7.5Governing Law; Consent to Personal Jurisdiction and Venue. This Offer Letter takes effect upon its acceptance and execution by you and the Company. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of North Carolina without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where you are employed or reside. You hereby agree that any action brought by you, alone or in combination with others, against the Company, whether arising out of this Offer Letter or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.
7.6Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.
7.7Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Offer Letter. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.
7.8No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.
7.9Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by the Company’s organizational documents against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer of the Company, or any of its Affiliates. In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors).
7.10Survivorship. Upon the termination of your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.
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7.11Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.
7.12Set-Off. To the maximum extent permitted by applicable law, the Company may set off any amount or obligation that may be owing by you to the Company against any amount or obligation owing by the Company to you.
7.13Records. All books, records, and accounts relating in any manner to the Company, any of the Company’s Affiliates, or to any suppliers, customers, or clients of the Company or any Affiliate, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.
7.14Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.
7.15Consultation with Counsel. You acknowledge that you have been advised, and have had a sufficient opportunity, to confer with your own counsel and at your own cost with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.
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Please initial each page of the offer letter, sign the Acceptance page, and return a copy to Nan Sotomayor, Chief Human Resources Officer.
Yours Truly,
Primo Brands Corporation

/s/ Robbert Rietbroek
Robbert Rietbroek
Chief Executive Officer

I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

/s/ David Hass	12/13/2024
David Hass	Date

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